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Exhibit 99.2  Press Release


February 28, 1997

                      For further information contact:
                      David M. Bradley
                      President & Chief Executive Officer
                      North Central Bancshares, Inc.
                      825 Central Avenue
                      Fort Dodge, Iowa 50501
                      515-576-7531


               NORTH CENTRAL BANCSHARES, INC. DECLARES DIVIDEND

Fort Dodge, Iowa -- David M. Bradley, President and Chief Executive Officer of North Central Bancshares, Inc. (the "Company") announced today that the Company declared a regular quarterly cash dividend of $0.625 per share on the Company's common stock for the fiscal quarter ended March 31, 1997. The dividend will be payable to all stockholders of record as of March 14, 1997 and will be paid on April 7, 1997.

The Company's common stock trades on the Nasdaq Stock Market under the symbol "FFFD". The Company's wholly owned subsidiary, First Federal Savings Bank of Fort Dodge, is a federally chartered savings bank headquartered in Fort Dodge, Iowa.

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